Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

  NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2013 SALES & EARNINGS

            Eau Claire, Wisconsin (October 25, 2013) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

             In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Third quarter net sales declined for all three segments vis a vis the comparable 2012 quarter.  Housewares/Small Appliances sales were off 19.6% reflecting cautious customer ordering; Defense sales were down 10.9%, largely as a result of a reduction in shipments to prime contractors from its cartridge case and loading plant facilities; and the Absorbent Product segment’s sales dropped 12.4%.  The change in Absorbent Product shipments was chiefly due to the continued reduction of shipments to one of the segment’s major customers, which is now producing much of its own product.  Comparative third quarter operating earnings declined by 6.7%, chiefly due to the drop in shipments mentioned above, offset in part by the absence of last year’s third quarter extraneous events, i.e., a sizable adjustment to an insurance reserve in the Housewares/Small Appliance segment and the large write-down of an Absorbent Product customer receivable. Decreased yields from the company’s portfolio had a negative, comparative impact on earnings as well.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	September 29, 2013	September 30, 2012
Net Sales	$100,612,000	$116,813,000
Net Earnings	$9,015,000	$9,401,000
Net Earnings Per Share*	$1.31	$1.36
Weighted Shares Outstanding	6,907,000	6,891,000

	NINE MONTHS ENDED
	September 29, 2013	September 30, 2012
Net Sales	$285,198,000	$330,700,000
Net Earnings	$24,170,000	$27,448,000
Net Earnings Per Share*	$3.50	$3.98
Weighted Shares Outstanding	6,905,000	6,888,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Net Earnings Per Share is calculated based on net income attributable to common shareholders.